EXHIBIT 3.2
Certificate of Amendment

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:
Durango Entertainment, Inc.

2. The articles have been amended as follows:

     1. Fuego Entertainment, Inc.

     8. The stock of this Corporation shall not be subject to assessment and the shareholders shall have pre-emptive rights.

     9. A director or officer of the Corporation shall not be personally liable to the Corporation, or its shareholders, for any act or omission arising from his or her failure to exercise due care regarding management of this Corporation, or for any other breaches of fiduciary duty, except for (a) Acts or omissions which involved intentional misconduct, fraud, or a knowing violation of law; or (b) The payment of dividends in violation of the laws of this State.

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Unanimous.

4.  Effective date of filing (optional): Upon Filing

5.  Officer Signature (required):                  /s/Hugo Cancio
                                                   -----------------------------
                                                    Hugo Cancio, its President

Filed February 15, 2005.